Exhibit 99.1

For Immediate Release

LINCOLN EDUCATIONAL SERVICES TO SIGNIFICANTLY STRENGTHEN BALANCE SHEET THROUGH PLANNED REAL ESTATE TRANSACTIONS

Company Enters into Sale-Leaseback for its Denver, CO and Grand Prairie, TX Campuses; Plans Strategic Sale and Relocation of its Nashville, TN Campus

Parsippany, NJ – September 28, 2021 – Lincoln Educational Services Corporation (NASDAQ: LINC), which is celebrating its 75th year as a national leader in specialized technical training, has entered into a sale-leaseback agreement for its Denver, CO and Grand Prairie, TX campuses. In addition, Lincoln has entered into a separate agreement to sell the property hosting its Nashville, TN campus as a precursor to a planned relocation in 2022 or 2023 to a more efficient and technologically advanced campus.

In the aggregate, the two transactions are expected to generate gross proceeds of $81.0 million and significantly bolster the Company’s balance sheet by providing it with the financial resources to execute on its long-term growth initiatives.

“We believe the market conditions for commercial real estate assets are highly attractive and we’re capitalizing on the favorable opportunity to monetize these assets,” said Lincoln’s President and CEO Scott Shaw. “After repayment of our outstanding term loan and closing costs, we expect to have approximately $60 million of additional investable capital that we intend to invest into the new Nashville campus as well as our growth initiatives, including the expansion of program offerings and entry into new geographic markets.”

Sale-Leaseback Transaction - Denver, CO and Grand Prairie, TX Campuses

The sale agreement for Lincoln’s properties in Denver, CO and Grand Prairie, TX is for an aggregate purchase price of $46.5 million. Simultaneously with the closing of the sale, Lincoln and the purchaser will enter into a triple-net lease agreement pursuant to which the properties will be leased back to Lincoln for a twenty-year term with four subsequent five-year renewal options. Upon the closing of the sale, which is expected to occur in the fourth quarter of 2021, the Company anticipates recording a gain on sale of approximately $22.0 million.

The sale-leaseback transaction will result in straight-line rent expense of approximately $3.0 million annually which is expected to be partially offset by a $1.5 million reduction in depreciation expense and interest savings of $0.8 million from the repayment of amounts owed to the Company’s lender.

Property Sale Agreement - Nashville, TN Campus

Lincoln has also entered into a contract to sell its property in Nashville, TN for a purchase price of $34.5 million. Upon closing of the sale, which is expected to occur during the first quarter of 2022, the Company anticipates recording a gain on sale of approximately $29.0 million.

Pursuant to the terms of the agreement, Lincoln is permitted to continue operating its Nashville campus on a rent free basis for a period of 12 months with an option to extend the rental period at negotiated rates. The Company plans to operate the existing Nashville campus until the relocation to the new campus is complete. While the new campus location has not yet been determined, the Company anticipates that the new facility will be EBITDA neutral given the anticipated efficiencies.

The agreements for both of these real estate transactions contain various closing conditions so there can be no assurance that the conditions will be satisfied or waived and that the sales ultimately will be consummated on a timely basis or at all.

Use of Proceeds

Lincoln anticipates that the consummation of these real estate transactions will generate net proceeds of nearly $80.0 million, of which approximately $17.0 million will be used to repay the Company’s outstanding term loan balance, resulting in interest savings of approximately 0.8 million. The Company also expects to invest $10 to $15 million for the buildout of its new Nashville campus with the remaining proceeds available for strategic growth initiatives including expansion of program offerings and new geographic markets as well as general working capital purposes. The Company plans to utilize its available Federal and State net operating losses to substantially offset the tax liability associated with the transactions.

Non-GAAP Financial Terms

EBITDA are measures not recognized in financial statements presented in accordance with GAAP. We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.

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About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults career-oriented programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946.

Lincoln currently operates 22 campuses in 14 states under four brands: Lincoln Technical Institute, Lincoln College of Technology and Euphoria Institute of Beauty Arts and Sciences. Lincoln also operates Lincoln Culinary Institutes in both Maryland and Connecticut.

For more information, go to lincolntech.edu.

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322